SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2006

EP MedSystems, Inc.

(Exact name of Registrant as Specified in its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

0-28260	22-3212190
(Commission File Number)	(IRS Employer Identification No.)

575 Route 73 North, Bldg. D

West Berlin, New Jersey 08091

(Address of Principal Executive Offices and Zip Code)

(856) 753-8533

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On August 13, 2006, EP MedSystems, Inc. (the “Company”) entered into an offer letter (the “Offer Letter”) with David Bruce (the “Executive”), pursuant to which Mr. Bruce will serve as the Company’s President and Chief Executive Officer and was appointed to the Company’s Board of Directors.

Pursuant to the terms of the offer letter, Mr. Bruce will receive an annual base salary of $300,000. Mr. Bruce will also be eligible to participate in the Company’s executive officer cash bonus plan in which he can earn up to 20% of his annual base salary. The Offer Letter provides for the following stock option grants to Mr. Bruce: (1) 250,000 stock options under the Company’s 2006 Stock Option Plan, (2) 50,000 stock options under the Company’s 2002 Stock Option Plan and (3) 500,000 stock options outside of the Company’s existing plans.

The stock options have a life of 10 years, vest annually in five equal installments and have an exercise price equal to the fair-market value of the Company’s common stock, defined as the mean between the high and low of the Company’s share price on the date of the grant or $1.44, in this case on the first day of employment, August 16, 2006. There are provisions in the Offer Letter for additional grants of up to 200,000 stock options over the next two years based on agreed upon goals.

The Offer Letter also contemplates a separate Change in Control Agreement which will result in a payment of two times the Executive’s annual base salary and an acceleration of vesting of all unvested options upon a change of control.

The Offer Letter also provides for severance payments to the Executive in the event that he is terminated by the Company without cause, as defined in the Offer Letter equal to (1) continuation of base salary for 12 months, (2) continuation of payment of medical and other benefits and (3) a six month acceleration of any unvested stock options.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Officers, Appointment of Officers

On August 16, 2006, the Board of Directors of the Company appointed David Bruce as the Company’s President and Chief Executive Officer. Effective August 16, 2006, Mr. Bruce was appointed as a member of the Board of Directors of the Company. Effective August 16, 2006, David Jenkins has agreed to resign as the Company’s President, Chief Executive Officer and Chief Operating Officer. Mr. Jenkins will remain the Company’s Chairman. In connection with Mr. Jenkins’ resignation, for his service as Chief Executive Officer, the compensation committee of the Board of Directors agreed to vest 110,000 stock options he was granted when he assumed the duties of Chief Executive Officer. The balance of the grant, or 168,000 stock options, was not vested and was cancelled.

David Bruce, 46, joins the Company following nine years of increasing responsibility at Acuson Corporation and the Ultrasound Division of Siemens including General Manager of the intracardiac echo (ICE) catheter group with responsibility for both commercial operations and research and development. In partnership with leading electrophysiologists and interventional cardiologists, Mr. Bruce’s team developed and expanded the clinical adoption of ICE for guidance of advanced catheter-based cardiac treatments for atrial fibrillation and atrial septal defects, leading to a five-fold increase of installed customer sites and catheter sales revenue during the last four years.

In addition to cardiovascular ultrasound management, Mr. Bruce’s experience includes serving as Vice President of Marketing and Business Development for Excimer Vision Leasing, a provider and manager of LASIK surgery systems and marketing programs for ophthalmologists, and in capital markets with Bank of America. He holds a degree in Mechanical Engineering from U.C. Berkeley and an MBA from The Wharton School of the University of Pennsylvania.

The terms of Mr. Bruce’s Offer Letter are descried in Item 1.01 above and are incorporated by reference herein.

On August 17, 2006, the Company issued a press release announcing the appointment of David Bruce as President, Director and Chief Executive Officer of the Company. A copy of the press release is filed as Exhibit 99.1 to this current report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(a)	Financial statements: None.

(b)	Pro forma financial information: None.

(c)	Shell Company Transactions: None.

(d)	Exhibits:

99.1	Press Release dated August 17, 2006, issued by EP MedSystems, Inc. announcing the appointment of David Bruce as President, Director and Chief Executive Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EP MedSystems, Inc.

	By	/s/ Matthew C. Hill
Date: August 17, 2006		Matthew C. Hill
Chief Financial Officer